UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Trammell Crow Company
(Name of Registrant as Specified In Its Charter)

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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned indirect subsidiary of CBRE.  Set forth below is the text of a memorandum distributed by the Company’s General Counsel to Company employees on November 3, 2006, discussing matters relating to the merger.

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Memorandum	General Counsel

TO:	All Employees

FROM:	Chris Kirk

DATE:	November 3, 2006

SUBJECT:	Impact of Proposed Merger on Stock and Options

The purpose of this memorandum is to answer the questions you might have in light of the announced merger with CBRE with respect to the shares of TCC common stock you own or have the right to acquire.

Before the Merger is Completed

We expect the merger to be completed late in the fourth quarter of 2006 or during the first quarter of 2007.  Until such time as the merger is completed, you may continue to buy and sell securities of the Company to the same extent you could before we announced the merger.  For those of you who are subject to our policies requiring pre-clearance of trades or limiting your trades to open trading windows, you will continue to be subject to those policies.

Some people have asked if they can sell their shares now for the $49.51 per share consideration contemplated in our merger agreement.  If you choose to sell the unrestricted shares you own or to exercise your vested options and sell the underlying shares prior to completion of the merger, you will receive the price at which your trade clears on the market.  Today the market price of our stock is substantially greater than the closing price on the day before we announced our transaction, but less than the merger consideration of $49.51 per share.  Before the merger is completed it may or may not reach a price that is equal to this merger consideration.  Therefore, there is no way to assure that your pre-merger trades will clear at any price other than the then prevailing market price for our shares.

Our merger agreement does provide that we are required to suspend payroll deductions to fund purchases under the Company’s Employee Stock Purchase Plan with effect at the end of the payroll period ending November 10, 2006.  Employees will still be entitled to purchase shares under the ESPP for the current purchase period, but the amounts you can pay in purchase of those shares will be frozen at the amount that has been withheld through the end of the current pay period.

After the Merger is Completed

Unrestricted Shares.  The merger agreement provides that, at the effective time of the merger, each unrestricted share will be converted into the right to receive the $49.51 per share merger consideration, subject to applicable tax withholding and the requirements that you deliver your shares to the Company.  Soon after the merger is completed the Company will circulate a document detailing the process you will need to follow to deliver your shares for payment.

Restricted Shares.  The merger agreement provides that, at the effective time of the merger, each outstanding share of our restricted stock will be converted into the right to receive $49.51 in cash, subject to applicable tax withholding, payable as soon as administratively feasible following the vesting or the lapse of restrictions on such restricted stock.  Any payments will remain subject to the same terms and conditions (including vesting) as currently in effect with respect to the restricted stock.  At the effective time of the merger, any shares of restricted stock that are vested will be treated as shares of our outstanding common stock and will be converted into the right to receive the merger consideration.

Options.  The merger agreement provides that, at the effective time of the merger, each outstanding Company stock option issued pursuant to the Company’s stock option and incentive plans will automatically be converted into the right to receive, upon the vesting and exercise of such option in accordance with its terms, an amount in cash, less applicable tax withholding and without interest, equal to the product of (i) the number of shares of Company common stock subject to each option as of the effective time of the merger, multiplied by (ii) the excess of $49.51 over the exercise price per share of common stock subject to such option.

Effect of Termination of Employment.  If you have received a stock option or restricted stock award under the Company’s 1997 Stock Option Plan or the Company’s Long-Term Incentive Plan, you should review your award agreement and the terms of the plan to determine how your award is impacted by a termination of your employment.  Generally, options issued under the 1997 Option Plan (all of which have an exercise price of $3.85 per share) are not impacted by the award holder's employment status.  However, options and restricted shares issued under the Long-Term Incentive Plan are.  Generally, if you voluntarily terminate your employment, you immediately forfeit all of your options (vested or unvested) and your unvested restricted stock as of such termination.  However, if your employment is terminated by the Company without Cause (as defined in the Long-Term Incentive Plan) after and within one year following a Change in Control (which would include the contemplated merger with CBRE), your awards will vest upon such termination and you will be entitled to receive an amount equal to the amounts described above under “Restricted Shares” or “Options,” whichever is applicable.

There will be more detailed information regarding each of the matters described in this memorandum as we near the closing of the merger.

Please contact me or Bob James with any questions.

JCK

cc:           Bob James

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This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.

The proposed merger will be submitted to the Company’s stockholders for their consideration, and the Company will file with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company at the SEC’s Internet Site (http://www.sec.gov). Copies of the proxy statement can also be obtained without charge, by directing a request to: Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas, 75201, or via telephone at (214) 863-3000.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.